Exhibit 99.1

August 4, 2021

SiteOne Landscape Supply Announces Second Quarter 2021 Earnings

Second Quarter 2021 Highlights (Compared to Second Quarter 2020):

•	Net sales increased 33% to $1.1 billion

•	Organic Daily Sales increased by 22%

•	Gross profit increased 36% to $388.2 million; gross margin increased 80 basis points to 35.8%

•	SG&A as a percentage of Net sales decreased by 60 basis points to 20.8%

•	Net income increased 56% to $123.5 million

•	Adjusted EBITDA increased 44% to $190.6 million

•	Adjusted EBITDA margin increased 140 basis points to 17.6%

•	Closed three acquisitions: Timberwall Landscape & Masonry Products, Melrose Irrigation Supply, and Rock & Block Hardscape Supply

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its second quarter ended July 4, 2021 (“Second Quarter 2021”).

“We sustained excellent momentum in the second quarter of 2021 as our functional and field teams continued to work together and take advantage of the robust demand for professional landscaping products and services, resulting in strong organic sales and significant earnings growth,” said Doug Black, SiteOne’s Chairman and CEO. “The investments in our product category management and supply chain capabilities enabled us to serve our customers well and gain market share, despite product shortages and rising inflation. Concurrently, the execution of our commercial and operational initiatives enabled us to achieve outstanding operating leverage and improved profitability, even as we invested heavily in building our capabilities for the future. Finally, our acquisition teams remained active in adding three new excellent companies to SiteOne during the quarter. The underlying market trends remain positive and given our robust acquisition pipeline and increasing capabilities, we are confident in our ability to deliver superior results to our stakeholders in 2021 and beyond.”

Second Quarter 2021 Results

Net sales for the Second Quarter 2021 increased to $1.1 billion, or 33%, compared to $817.7 million for the prior-year period. Organic Daily Sales increased 22% compared to the prior year period as end customers continued to invest in their outdoor living spaces. Acquisitions contributed $90.4 million, or 11%, to Net sales growth for the quarter.

Gross profit increased to 36% to $388.2 million, compared to $286.1 million for the prior-year period. Gross margin increased by 80 basis points to 35.8% for the Second Quarter 2021 due to the execution of our supply chain initiatives and more favorable pricing and customer mix.

Selling, general and administrative expenses (“SG&A”) for the Second Quarter 2021 increased to $225.8 million from $175.0 million for the prior-year period. SG&A as a percentage of Net sales decreased to 20.8%, an improvement of 60 basis points compared to the same period last year due to strong organic sales growth and effective cost management.

Net income for the Second Quarter 2021 increased 56% to $123.5 million, compared to $79.1 million for the prior-year period. Net income was driven by higher Net sales, gross margin improvement, and SG&A leverage.

Adjusted EBITDA for the Second Quarter 2021 increased 44% to $190.6 million, compared to $132.1 million for the prior-year period. Adjusted EBITDA margin increased 140 basis points to 17.6 % driven by gross margin improvement and SG&A leverage.

Balance Sheet and Liquidity

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash equivalents on our balance sheet as of July 4, 2021, was $257.2 million compared to $476.5 million as of June 28, 2020. Net debt to Adjusted EBITDA for the last twelve months was 0.7 times compared to 2.2 times at the same time last year.

As of July 4, 2021, cash on hand was $107.8 million and available capacity under the ABL Facility was $364.1 million.

Outlook

“Organic sales growth has continued to be strong in June and July against the much tougher comparable sales of last year in these months. Market trends remain favorable across all residential segments and now look more positive than they did three months ago in commercial construction. Our customers are very busy with ongoing constraints in labor and robust backlogs. Accordingly, while we expect sales growth to moderate further in the third and fourth quarters, we now have a more positive outlook for the full year 2021,” Doug Black continued. “We expect Adjusted EBITDA for 2021 to be in the range of $335 million to $365 million, representing year-over-year growth of 29% to 40%. This compares to our prior expectation for Adjusted EBITDA of $300 million to $320 million. This guidance does not include any contribution from unannounced acquisitions.”

Reconciliation for the forward-looking full-year 2021 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, August 4, 2021, at 8:00 a.m., Eastern Time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 705-6003 (domestic) or (201) 493-6725 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13721128. The replay will be available until 11:59 p.m. (ET) on August 18, 2021.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. is the largest and only national wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2021 Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: the potential negative impact of the COVID-19 pandemic (which, among other things, may exacerbate each of the risk listed below); economic downturn or recession; cyclicality in residential and commercial construction markets; general economic and financial conditions; weather conditions, seasonality and availability of water to end-users; public perceptions that our products and services are not environmentally friendly; competitive industry pressures; product shortages and the loss of key suppliers; product price fluctuations; ability to pass along product cost increases; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks; increased operating costs; risks associated with our large labor force (including work stoppages due to COVID-19); retention of key personnel; construction defect and product liability claims; impairment of goodwill; adverse credit and financial markets events and conditions (which have worsened and may continue to worse as a result of the COVID-19 pandemic); credit sale risks; performance of individual branches; environmental, health and safety laws and regulations; hazardous materials and related materials; laws and government regulations applicable to our business that could negatively impact demand for our products; computer data processing systems; cybersecurity incidents (including the July 2020 ransomware attack); security of personal information about our customers; intellectual property and other proprietary rights; the possibility of securities litigation; unanticipated changes in our tax provisions; our substantial indebtedness and our ability to obtain financing in the future; increases in interest rates; risks related to our common stock; terrorism or the threat of terrorism; and other risks, as described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended January 3, 2021, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our net income (loss) plus the sum of income tax (benefit), interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA is further adjusted for stock-based compensation expense, (gain) loss on sale of assets and termination of finance leases and other non-cash items, other non-recurring (income) and loss. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

Assets	July 4, 2021	January 3, 2021
Current assets:
Cash and cash equivalents	$107.8	$55.2
Accounts receivable, net of allowance for doubtful accounts of $10.4 and $9.1, respectively	415.4	292.8
Inventory, net	614.0	458.6
Income tax receivable	—	6.8
Prepaid expenses and other current assets	42.5	38.2
Total current assets	1,179.7	851.6

Property and equipment, net	135.1	130.0
Operating lease right-of-use assets, net	263.8	256.5
Goodwill	278.4	250.6
Intangible assets, net	210.1	196.3
Deferred tax assets	2.3	2.4
Other assets	8.5	8.3
Total assets	$2,077.9	$1,695.7

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$313.4	$172.8
Current portion of finance leases	9.9	9.2
Current portion of operating leases	57.9	54.6
Accrued compensation	59.2	69.2
Long-term debt, current portion	4.7	2.8
Income tax payable	28.8	—
Accrued liabilities	82.0	60.0
Total current liabilities	555.9	368.6

Other long-term liabilities	15.9	25.3
Finance leases, less current portion	31.9	32.4
Operating leases, less current portion	212.9	208.3
Deferred tax liabilities	6.2	5.4
Long-term debt, less current portion	318.5	260.7
Total liabilities	1,141.3	900.7
Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 44,537,853 and 44,300,380 shares issued, and 44,516,942 and 44,279,469 shares outstanding at July 4, 2021 and January 3, 2021, respectively	0.4	0.4
Additional paid-in capital	551.1	541.8
Retained earnings	390.0	259.1
Accumulated other comprehensive loss	(4.9)	(6.3)
Total stockholders' equity	936.6	795.0
Total liabilities and stockholders' equity	$2,077.9	$1,695.7

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	Three Months Ended		Six Months Ended
	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Net sales	$1,083.9	$817.7	$1,734.1	$1,277.5
Cost of goods sold	695.7	531.6	1,144.4	848.6
Gross profit	388.2	286.1	589.7	428.9

Selling, general and administrative expenses	225.8	175.0	418.1	342.1
Other income	2.2	1.2	3.4	2.2
Operating income	164.6	112.3	175.0	89.0

Interest and other non-operating expenses, net	4.3	7.6	9.8	15.3
Net income before taxes	160.3	104.7	165.2	73.7
Income tax expense	36.8	25.6	34.3	12.1
Net income	$123.5	$79.1	$130.9	$61.6

Net income per common share:
Basic	$2.77	$1.89	$2.95	$1.47
Diluted	$2.70	$1.83	$2.86	$1.43
Weighted average number of common shares outstanding:
Basic	44,508,725	41,950,914	44,444,950	41,858,615
Diluted	45,789,261	43,114,035	45,720,629	43,081,617

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Six Months Ended
	July 4, 2021	June 28, 2020
Cash Flows from Operating Activities:
Net income	$130.9	$61.6
Adjustments to reconcile Net income to net cash provided by operating activities:
Amortization of finance lease right-of-use assets and depreciation	16.9	14.2
Stock-based compensation	7.7	5.3
Amortization of software and intangible assets	22.8	18.5
Amortization of debt related costs	0.7	1.0
Loss on extinguishment of debt	0.8	—
(Gain) loss on sale of equipment	(0.1)	0.2
Other	(1.0)	1.2
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(117.3)	(47.8)
Inventory	(145.6)	(33.0)
Income tax receivable	6.8	7.0
Prepaid expenses and other assets	(4.1)	(1.8)
Accounts payable	134.8	73.7
Income tax payable	28.8	2.4
Accrued expenses and other liabilities	10.1	16.6
Net Cash Provided By Operating Activities	$92.2	$119.1

Cash Flows from Investing Activities:
Purchases of property and equipment	(16.6)	(9.5)
Purchases of intangible assets	(3.7)	(1.2)
Acquisitions, net of cash acquired	(63.0)	(45.3)
Proceeds from the sale of property and equipment	1.3	0.5
Net Cash Used In Investing Activities	$(82.0)	$(55.5)

Cash Flows from Financing Activities:
Equity proceeds from common stock	4.7	7.7
Borrowings under term loan	325.0	—
Repayments under term loan	(269.8)	(2.2)
Borrowings on asset-based credit facility	161.9	285.4
Repayments on asset-based credit facility	(161.9)	(199.2)
Payments of debt issuance costs	(2.4)	—
Payments on finance lease obligations	(5.0)	(3.9)
Payments of acquisition related contingent obligations	(6.8)	(4.7)
Other financing activities	(3.8)	(1.7)
Net Cash Provided By Financing Activities	$41.9	$81.4

Effect of exchange rate on cash	0.5	(0.2)
Net Change In Cash	52.6	144.8
Cash and cash equivalents:
Beginning	55.2	19.0
Ending	$107.8	$163.8

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$9.1	$14.3
Cash paid during the year for income taxes	$1.0	$0.8

SiteOne Landscape Supply, Inc.

Adjusted EBITDA Reconciliation

(In millions, unaudited)

The following table presents a reconciliation of Adjusted EBITDA to Net income (loss):

(In millions)
	2021		2020				2019
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Reported Net income (loss)	$123.5	$7.4	$11.5	$48.2	$79.1	$(17.5)	$2.5	$34.6
Income tax (benefit) expense	36.8	(2.5)	1.6	13.8	25.6	(13.5)	(5.6)	9.7
Interest expense, net	4.3	5.5	9.1	6.6	7.6	7.7	7.5	8.2
Depreciation and amortization	20.3	19.4	18.2	16.3	16.4	16.3	14.8	14.6
EBITDA	184.9	29.8	40.4	84.9	128.7	(7.0)	19.2	67.1
Stock-based compensation(a)	4.6	3.1	2.7	2.6	2.8	2.5	2.0	2.5
(Gain) loss on sale of assets(b)	(0.2)	0.1	(0.2)	(0.4)	0.1	0.1	0.1	0.1
Financing fees(c)	—	0.7	—	—	—	—	—	—
Acquisitions and other adjustments(d)	1.3	0.8	1.0	0.7	0.5	0.8	0.9	0.8
Adjusted EBITDA(e)	$190.6	$34.5	$43.9	$87.8	$132.1	$(3.6)	$22.2	$70.5

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.
(c)	Represents fees associated with our debt refinancing and debt amendments.
(d)	Represents professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments.
(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net sales Reconciliation

(In millions, except Selling Days; unaudited)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2021		2020
	Qtr 2	Qtr 1	Qtr 2	Qtr 1
Reported Net sales	$1,083.9	$650.2	$817.7	$459.8
Organic Sales(a)	975.0	613.3	799.2	456.4
Acquisition contribution(b)	108.9	36.9	18.5	3.4
Selling Days	64	65	64	64
Organic Daily Sales	$15.2	$9.4	$12.5	$7.1

(a)	Organic Sales equal Net sales less Net sales from branches acquired in 2020 and 2021.
(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2021 Fiscal Year. Includes Net sales from branches acquired in 2020 and 2021.